Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of December 19, 2016, by and among Tellurian Investments Inc., a Delaware corporation (“Tellurian”), Magellan Petroleum Corporation, a Delaware corporation (“Magellan”), and River Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Magellan (“Merger Sub”).

RECITALS

WHEREAS, Tellurian, Magellan and Merger Sub are parties to that certain Agreement and Plan of Merger entered into as of August 2, 2016, as amended on November 23, 2016 (as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, the Tellurian Board has determined that it is in the best interests of Tellurian and the Tellurian Stockholders, and has declared it advisable, to enter into this Amendment, and the Tellurian Board has approved this Amendment, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the Tellurian Stockholders vote in favor of the approval of the Merger Agreement, as amended by this Amendment;

WHEREAS, the Magellan Board has determined that it is in the best interests of Magellan and the Magellan Stockholders, and has declared it advisable, to enter into this Amendment, and the Magellan Board has approved this Amendment, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, on its own behalf and as the sole stockholder of Merger Sub, approved and adopted this Amendment;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable this Amendment; and

WHEREAS, Magellan, Merger Sub, and Tellurian desire to amend certain terms of the Merger Agreement in accordance with Section 8.2 of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Tellurian, Magellan and Merger Sub hereby agree as follows:

AGREEMENT

Section 1. Definitions. Capitalized terms used herein (including in the Recitals hereto) but not defined herein shall have the meanings as given them in the Merger Agreement, unless the context otherwise requires.

Section 2. Amendments to Merger Agreement. Tellurian, Magellan and Merger Sub hereby amend the Merger Agreement as follows:

(a) Section 1.7 of the Merger Agreement is hereby amended and restated in its entirety to the following:

“Section 1.7 Directors and Officers of Magellan. Prior to the Effective Time, Magellan shall take all necessary corporate action to appoint, effective immediately after the Effective Time, (a) seven (7) members of the current Tellurian Board as members of the Magellan Board, (b) one (1) other person designated by Total as a member of the Magellan Board, subject to the closing of the Total Transaction, and (c) the persons designated by Tellurian as officers of Magellan.”

(b) Section 4.2(a) of the Merger Agreement is hereby amended and restated in its entirety to the following:

“(a) The authorized capital stock of Tellurian consists of (i) 200,000,000 shares of Tellurian Stock, of which, as of December 19, 2016, 109,609,000 shares are issued and outstanding and 35,384,615 shares (the “Total Shares”) are reserved for issuance to Total and will be issued to Total at the closing of the Total Transaction, and (ii) 5,467,851 shares of preferred stock, $0.001 par value per share (“Tellurian Preferred Stock”), of which 5,467,851 shares are issued and outstanding as of December 19, 2016. No shares of Tellurian Stock or Tellurian Preferred Stock are held in treasury as of the date hereof. All of the outstanding shares of Tellurian Stock and Tellurian Preferred Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. Upon the closing of the Total Transaction, the Total Shares (i) will be duly authorized, validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and (ii) will be issued with certain preemptive rights as further described in the Common SPA.”

(c) The first sentence of Section 4.2(b) of the Merger Agreement is hereby amended and restated in its entirety to the following:

“Except for the preemptive rights further described in the Common SPA, there are no preemptive rights to purchase any Securities of Tellurian or any Tellurian Subsidiary.”

(d) The prefatory language in Section 5.2(a) of the Merger Agreement is hereby amended and restated in its entirety to the following:

“(a) Except (i) as expressly permitted by or set forth in this Agreement, (ii) as set forth in the Magellan Disclosure Schedule or the Tellurian Disclosure Schedule, as applicable, (iii) as required by applicable Law, (iv) as agreed to in writing by the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), (v) in connection with the transactions to be entered into and consummated by Magellan and Tellurian in connection with the issuance of Tellurian Preferred Stock, or (vi) in connection with the Total Transaction, during the period from the date of this Agreement until the Closing, Magellan shall conduct its business in the ordinary course of business consistent with past practice, and each of Magellan and Tellurian shall, and shall cause each of their respective Subsidiaries to, (A) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (B) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly permitted by or provided in this Agreement, (2) as set forth in the Magellan Disclosure Schedule or the Tellurian Disclosure Schedule, as applicable, (3) as required by applicable Law, (4) as agreed in writing by the Parties, (5) in connection with the transactions to be entered into and consummated by Magellan and Tellurian in connection with the issuance of Tellurian Preferred Stock or (6) in connection with the Total Transaction, during the period from the date of this Agreement to the Closing, each of Magellan and Tellurian shall not, and shall not permit any of their respective Subsidiaries to:”

(e) Section 7.1(b)(i) of the Merger Agreement is hereby amended by replacing “January 31, 2017” with “February 28, 2017”.

(f) Annex 1 of the Merger Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

““Common SPA” is defined in the definition of the term “Total Transaction.””

““Total” means Total Delaware, Inc., a Delaware corporation.”

““Total Shares” is defined in Section 4.2(a).”

““Total Transaction” means the sale of 35,384,615 shares of Tellurian Stock to Total pursuant to that certain Common Stock Purchase Agreement, dated December 19, 2016, between Tellurian and Total (the “Common SPA”), and any other transactions contemplated thereby.”

(g) Section 4.2 of the Tellurian Disclosure Schedule is hereby amended and restated in its entirety to be in the form of Exhibit A to this Amendment.

(h) Section 4.5 of the Tellurian Disclosure Schedule is hereby amended and restated in its entirety to be in the form of Exhibit B to this Amendment.

(i) Section 4.9 of the Tellurian Disclosure Schedule is hereby amended and restated in its entirety to be in the form of Exhibit C to this Amendment.

Section 3. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 4. References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to August 2, 2016.

Section 5. Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

Section 6. Entire Agreement. The provisions of Article VIII of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

(Signature Page Follows)

In WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	President and Chief Executive Officer

RIVER MERGER SUB, INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	President and Chief Executive Officer

TELLURIAN INVESTMENTS INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	President and Chief Executive Officer

[Signature Page to Second Amendment to

Agreement and Plan of Merger]